EXHIBIT 99.3

Creative Medical Technology Holdings Announces Patent filing based on Preclinical Data in Model of Heart Attack using ImmCelz® Regenerative Immunotherapy

Clinical Stage Stem Cell Company Expands its Cellular Therapy Platforms

December 31, 2020 – Phoenix, AZ (OTC – CELZ) Creative Medical Technology Holdings Inc. announced today positive preclinical data using ImmCelz® in treatment of a model of heart attack.

Patent application #63/132472, entitled “Treatment of Heart Failure and/or Post Infarct Pathological Remodeling by Ex Vivo Reprogrammed Immune Cells” covers data in which mice with restricted blood flow to the heart had significantly improved survival when treated with ImmCelz® as compared to control mice.

“The role of the immune system in numerous aspects of regenerative medicine can not be overstated.” Said Dr. Amit Patel, Board Member of the Company and co-inventor of the patent. “The data described today, while preliminary, supports the belief that ImmCelz®, which is a “regenerative immunotherapy” can be applied across a broad range of conditions.”

The ImmCelz® product, based on decades of immunological research by Drs Thomas Ichim and Amit Patel, involves extraction of patient immune cells, “training” the immune cells to exhibit regenerative properties by incubation with regenerative cells outside of the body, followed by re-infusion of the patient’s own cells. To date the Company has demonstrated that ImmCelz® has therapeutic activity in stroke and liver failure.

“It is my honor that the work we initiated more than a decade ago is coming to fruition.” Said Thomas Ichim, Ph.D, coinventor of the patent. “Ten years ago, Dr. Patel, myself and a team of colleagues described the potent synergies that occur when various cell types are utilized in combination for treatment of heart failure1. ImmCelz® is the product of all these years of working and perfecting multi-cellular approaches to regenerative medicine.”

“As we round out 2020, we have significantly expanded our Intellectual Property portfolio based on many years of collaborative research and development. Utilizing the ImmCelz® technology for the treatment of heart failure is an excellent addition to this robust patent portfolio as it effects millions of patients in the U.S. alone. Patients with end stage heart failure in many cases have no options but heart transplantation, which is extremely limited.” Said Timothy Warbington, President and CEO of the Company. “We are excited with the progress that the Company is making in advancing ImmCelz®, which approaches regenerative medicine from a completely unique perspective. Given that the active cells in ImmCelz® are derived from the same patient, we anticipate an accelerated path to FDA Investigational New Drug (IND) clearance.”

“We encourage industry colleagues and other interested parties to review our early priority date patent filings to learn more about the ImmCelz® technology and how it applies to multiple indications” Mr. Warbington further said.

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1 Ichim et al. Combination stem cell therapy for heart failure. Int Arch Med. 2010; 3: 5. Combination stem cell therapy for heart failure (nih.gov)

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About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in stem cell technology in the fields of urology, neurology and orthopedics and trades on the OTC under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology oldings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Timothy Warbington, CEO

CEO@ CreativeMedicalHealth.com

Creativemedicaltechnology.com

www.StemSpine.com www.

Caverstem.com

www.Femcelz.com

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